Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 — MARTINS FERRY, OHIO 43935 — Phone: 740/633-BANK Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 1:00 PM January 26, 2012

Subject: United Bancorp, Inc. Reports a 21.3% increase in Earnings for the Year Ended December 31, 2011

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $3,090,924 for the year ended December 31, 2011 compared to $2,547,367 for the year ended December 31, 2010, an increase of 21.3%. On a per share basis, the Company’s diluted earnings were $0.62 for 2011, as compared to $0.52 for 2010, an increase of 19.2%.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s net income in 2011 generated an annualized 0.73% return on average assets (“ROA”) and an 8.53% return on average equity (“ROE”), compared to 0.57% ROA and 7.05% ROE for 2010. Comparing the year ended December 31, 2011 to 2010, the Company’s net interest margin was 4.18% compared to 4.02%, an increase of 16 basis points. This increase in the margin resulted in a $317,000 increase in net interest income for the year ended December 31, 2011 as compared to 2010. Comparing the same periods, customer service fees on deposits decreased $128,000. As the Company continues to implement government imposed regulations from the Dodd-Frank Act regarding its courtesy overdraft program, we will continue to experience regulatory requirements that may result in a decrease in customer service fees. In anticipation of these challenges and their potential impact on non-interest income, a variety of cost savings initiatives have been implemented in 2011 to reduce the non-interest expense of the Company. Year-to-date non-interest expense, excluding the reduction in FDIC Insurance Premiums, conversion expenses and provision for losses on impairment of foreclosed real estate, decreased by $379,000. The majority of the decrease in non-interest expense is due to the Company’s cost savings initiatives implemented during the second and third quarters of 2011. As we move forward, these cost saving initiatives are expected to have a continuing positive impact on future earnings and help offset some of the anticipated decline in non-interest income. The Company recognized a gain on sale of securities of $370,000 for the year ended December 31, 2011 and the Company received $100,000 of a BOLI benefit in excess of surrender value. The securities gain was the result of the Company selling its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments and provide liquidity to restructure the Company’s balance sheet to shift towards higher yielding loan relationships. Accordingly, this shift in the mix of the interest-earning assets on the balance sheet contributed to average loans increasing by $10,259,000. On the expense side, the Company’s 2011 earnings were affected by a period over period increase of $152,000 in our provision for loan losses. The increase in the provision for loan losses was predicated primarily upon the continued economic challenges facing the banking industry. While net loans charged off did increase for the year ended December 31, 2011 as compared to 2010, the Company was able to move those charged off credits through the collection process and into Other Real Estate for Sale and begin to market these properties for sale.”

James W. Everson, UBCP’s Chairman, President and CEO stated, “Our Management Team is both pleased and excited to have met our earlier announced earnings projections for 2011. Our focus continues to be maintaining a balance in managing our asset size and our asset quality with sufficient provisions to our reserve for loan losses while retaining sufficient earnings to maintain our regulatory “Well Capitalized” status and continuing our liberal dividend payment policy. We are very proud of the fact the market recognizes our efforts and that our stock continues to trade over 110% of its book value where many of our peers are trading at less than 70% of their book value.” Everson concluded, “Based on our projected earnings growth and the continued low interest rate environment resulting from current economic and monetary policies, we continue to think United Bancorp, Inc. stock is a viable investment option for anyone looking for a good return on their money.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $415.6 million and total shareholder’s equity of approximately $36.2 million as of December 31, 2011. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

“UBCP”

For the Three Months Ended December 31,	%
2011	2010	Change
Earnings
Total interest income	$4,889,360	$5,220,898	-6.35%
Total interest expense	1,090,460	1,379,093	-20.93%

Net interest income	3,798,900	3,841,805	-1.12%
Provision for loan losses	424,327	765,420	-44.56%
Net interest income after provision for loan losses	3,374,573	3,076,385	9.69%
Service charges on deposit accounts	519,132	503,041	3.20%
Net realized gains of sales on securities	—	—	N/A
Net realized gains on sale of loans	18,226	92,158	-80.22%
Net realized (loss) gains on sale of other real estate and repossessions	(3,874)	(5,894)	-34.27%
Other noninterest income	187,546	196,667	-4.64%
Total noninterest income	721,030	785,972	-8.26%
FDIC Insurance Premium	82,603	137,281	-39.83%
Provision for losses on impairment of foreclosed real estate	38,150	20,450	N/A
Conversion expenses	4,744	100,888	N/A
Noninterest expense	2,910,052	3,133,758	-7.14%
(Excluding FDIC Insurance Premiums, Conversion Expenses and provision for losses on impairment of foreclosed real estate)
Income tax expense	260,431	16,947	1436.74%

Net income	$799,623	$453,033	76.50%
Per share
Earnings per common share - Basic	$0.16	$0.09	77.78%
Earnings per common share - Diluted	0.16	0.09	77.78%
Cash Dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average - Basic	4,781,638	4,715,890	—
Average - Diluted	4,835,486	4,736,110	—

For the Year Ended December 31,	%
2011	2010	Change
Earnings
Total interest income	$20,211,170	$21,667,356	-6.72%
Total interest expense	4,707,077	6,480,008	-27.36%

Net interest income	15,504,093	15,187,348	2.09%
Provision for loan losses	1,968,021	1,816,012	8.37%
Net interest income after provision for loan losses	13,536,072	13,371,336	1.23%
Service charges on deposit accounts	2,101,587	2,229,195	-5.72%
Net realized gains of sales on securities	370,145	47,342	681.85%
BOLI benfit in excess of surrender value	100,000	—	N/A
Net realized gains on sale of loans	93,744	184,485	-49.19%
Net realized (loss) gain on sale of other real estate and repossessions	(14,555)	30,022	-148.48%
Other noninterest income	861,419	826,082	4.28%
Total noninterest income	3,512,340	3,317,126	5.89%
FDIC Insurance Premium	322,125	514,125	-37.35%
Provision for losses on impairment of foreclosed real estate	86,934	90,450	-3.89%
Conversion expenses	28,122	272,586	-89.68%
Noninterest expense	12,665,860	13,044,645	-2.90%
(Excluding FDIC Insurance Premiums, Conversion Expenses and provision for losses on impairment of foreclosed real estate)
Income tax expense	854,447	219,289	289.64%

Net income	$3,090,924	$2,547,367	21.34%
Per share
Earnings per common share - Basic	$0.62	$0.52	19.23%
Earnings per common share - Diluted	0.62	0.52	19.23%
Cash Dividends paid	0.56	0.56	0.00%
Book value (end of period)	7.57	7.15	5.87%
Shares Outstanding
Average - Basic	4,765,676	4,690,458	—
Average - Diluted	4,806,743	4,717,650	—
At year end
Total assets	$415,566,563	$423,434,966	-1.86%
Total assets (average)	421,741,000	447,837,000	-5.83%
Average Cash and cash equivalents	17,939,000	15,080,000	18.96%
Other real estate and repossessions	2,046,411	1,912,464	7.00%
Gross loans	284,447,178	278,775,410	2.03%
Allowance for loan losses	2,921,067	2,738,736	6.66%
Net loans	281,526,111	276,036,674	1.99%
Net loans charged off	1,785,689	1,467,249	21.70%
Non-performing loans	4,855,359	4,525,965	7.28%
Average loans	278,719,000	268,460,000	3.82%
Certificate of Deposits in other Financial Institutions	—	2,564,000	-100.00%
Securities and other restricted stock	91,258,052	107,295,291	-14.95%
Shareholders’ equity	36,181,269	35,580,582	1.69%
Shareholders’ equity (average)	36,231,000	36,149,000	0.23%
Stock data
Market value - last close (end of period)	$8.46	$8.71	-2.87%
Dividend payout ratio	90.32%	107.69%	-16.13%
Price earnings ratio	13.65	x	16.75	x	-18.54%
Market Price to Book Value	112%	122%	10.00%
Key performance ratios
Return on average assets (ROA)	0.73%	0.57%	0.16%
Return on average equity (ROE)	8.53%	7.05%	1.48%
Net interest margin (Federal tax equivalent)	4.18%	4.02%	0.16%
Interest expense to average assets	1.12%	1.45%	-0.33%
Total allowance for loan losses to nonperforming loans	60.16%	60.51%	-0.35%
Total allowance for loan losses to total loans	1.03%	0.98%	0.05%
Nonperforming loans to total loans	1.71%	1.62%	0.09%
Nonperforming assets to total assets	1.66%	1.52%	0.14%
Net charge-offs to average loans	0.64%	0.55%	0.09%
Equity to assets at period end	8.71%	8.40%	0.46%